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                                                                    EXHIBIT 99.3

               [LETTERHEAD OF WORLDWIDE RESTAURANT CONCEPTS, INC.]


FOR IMMEDIATE RELEASE

January 15, 2003

                  WORLDWIDE RESTAURANT CONCEPTS, INC. ANNOUNCES
                TEN-RESTAURANT FRANCHISE AGREEMENT AT SIZZLER USA

SHERMAN OAKS, Calif.--January 15, 2003--Worldwide Restaurant Concepts, Inc. (NYSE: SZ) today announced that its Sizzler USA division has signed an area development agreement with T. Dhillon, Inc. that will add ten new
Sizzler(R) restaurants in Northern California over the next five years. T. Dhillon, Inc. currently operates ten Lyon's Restaurants and will be converting these to Sizzler(R) restaurants. Two locations are expected to open as Sizzler(R) restaurants during the Company's current fiscal year.

"Sizzler(R) is an important part of Worldwide Restaurant Concepts' heritage and its future growth. Our agreement with T. Dhillon, Inc. is the first step in expanding Sizzler's domestic franchise system," said Charles Boppell, President and CEO of Worldwide Restaurant Concepts. "We're excited to be joining the Sizzler(R) family," said Bobby Dhillon, President of T. Dhillon, Inc. "After considering several concepts, Sizzler(R) was the obvious choice. The
Sizzler(R) brand combines great food and great value, served in a style that matches today's fast-paced, on-the-go lifestyle."

"We recently completed a revised Uniform Franchise Offering Circular and plan to actively seek new franchisees for the Sizzler(R) system. T. Dhillon, Inc. is our first new domestic area developer in over ten years and we hope the first of many to come," said Ken Cole, President and CEO of Sizzler USA.

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Worldwide Restaurant Concepts, Inc.
Page 2 of 2

About Worldwide Restaurant Concepts

Worldwide Restaurant Concepts, Inc., formerly known as Sizzler International, Inc., operates, franchises or joint ventures 322 Sizzler(R) restaurants worldwide, 110 KFC(R) restaurants primarily located in Queensland, Australia, and 17 Pat & Oscar's(SM) restaurants. More information about Worldwide Restaurant Concepts can be found at www.wrconcepts.com.

Certain statements contained in this document may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These statements may include but are not limited to statements regarding: (i) the number of restaurant openings that will occur under this agreement during the Company's current fiscal year and during the term of the agreement; and (ii) the signing additional franchise agreements that will result in the opening of additional restaurants in the United States and its territories.

Worldwide Restaurant Concepts cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected in the forward looking statements contained herein. Such factors include, but are not limited to: (a) the availability of construction and other resources that may create delays in the conversion of existing restaurants into Sizzler(R) restaurants; (b) the ability of Sizzler to attract potential new franchisees; (c) economic conditions, both generally and as they affect the restaurant industry in particular; and (d) other risks as detailed from time to time in the Company's SEC reports, including Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Annual Reports on Form 10-K.

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